SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D - 1(B), (C) AND (D) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13D - 2(B)


                                  IPARTY CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    46261R107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                JANUARY 11, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |_| Rule 13d-1(c)

                                |X| Rule 13d-1(d)




DA1:\251984\03\5#FK03!.DOC\52626.0622

---------- -----------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF HOLDINGS (F/K/A HMTF IPC, LLC)
---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE, USA
--------------------------------------------------- --------- --------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- --------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       3,750,000
--------------------------------------------------- --------- --------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- --------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       3,750,000
---------- -----------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,750,000
---------- -----------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
           EXCLUDES CERTAIN SHARES                                                                              [ ]

---------- -----------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9**

           25.19%
---------- -----------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- -----------------------------------------------------------------------------------------------------------

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(B) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON.

** BASED ON THE COMPANY'S FORM 10QSB FILED NOVEMBER 15, 2000 WITH THE SEC.
ASSUMES CONVERSION OF ALL SERIES D CONVERTIBLE PREFERRED STOCK AND EXERCISE OF
ALL WARRANTS TO PURCHASE COMMON STOCK BENEFICIALLY OWNED BY SUCH REPORTING
PERSON, BUT WITHOUT GIVING EFFECT TO THE CONVERSION INTO COMMON STOCK OF ANY
SERIES D CONVERTIBLE PREFERRED STOCK OR WARRANTS TO PURCHASE COMMON STOCK HELD
BY OTHERS.



                                       2

---------- -----------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HMTF FUND V TECH HOLDINGS, LLC
---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE, USA
--------------------------------------------------- --------- --------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- --------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       3,750,000
--------------------------------------------------- --------- --------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- --------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       3,750,000
---------- -----------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,750,000
---------- -----------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
           EXCLUDES CERTAIN SHARES                                                                            [ ]

---------- -----------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9**

           25.19%
---------- -----------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- -----------------------------------------------------------------------------------------------------------

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(B) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON.

** BASED ON THE COMPANY'S FORM 10QSB FILED NOVEMBER 15, 2000 WITH THE SEC.
ASSUMES CONVERSION OF ALL SERIES D CONVERTIBLE PREFERRED STOCK AND EXERCISE OF
ALL WARRANTS TO PURCHASE COMMON STOCK BENEFICIALLY OWNED BY SUCH REPORTING
PERSON, BUT WITHOUT GIVING EFFECT TO THE CONVERSION INTO COMMON STOCK OF ANY
SERIES D CONVERTIBLE PREFERRED STOCK OR WARRANTS TO PURCHASE COMMON STOCK HELD
BY OTHERS.


                                       3

---------- -----------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE, TATE & FURST EQUITY FUND V, L.P.
---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE, USA
--------------------------------------------------- --------- --------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- --------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       3,750,000
--------------------------------------------------- --------- --------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- --------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       3,750,000
---------- -----------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,750,000
---------- -----------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
           EXCLUDES CERTAIN SHARES                                                                       [ ]

---------- -----------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9**

           25.19%
---------- -----------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- -----------------------------------------------------------------------------------------------------------

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(B) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON.

** BASED ON THE COMPANY'S FORM 10QSB FILED NOVEMBER 15, 2000 WITH THE SEC.
ASSUMES CONVERSION OF ALL SERIES D CONVERTIBLE PREFERRED STOCK AND EXERCISE OF
ALL WARRANTS TO PURCHASE COMMON STOCK BENEFICIALLY OWNED BY SUCH REPORTING
PERSON, BUT WITHOUT GIVING EFFECT TO THE CONVERSION INTO COMMON STOCK OF ANY
SERIES D CONVERTIBLE PREFERRED STOCK OR WARRANTS TO PURCHASE COMMON STOCK HELD
BY OTHERS.



                                       4

---------- -----------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM5/GP LLC
---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS, USA
--------------------------------------------------- --------- --------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- --------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       3,750,000
--------------------------------------------------- --------- --------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- --------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       3,750,000
---------- -----------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,750,000
---------- -----------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
           EXCLUDES CERTAIN SHARES                                                                            [ ]

---------- -----------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9**

           25.19%
---------- -----------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           00
---------- -----------------------------------------------------------------------------------------------------------

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(B) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON.

** BASED ON THE COMPANY'S FORM 10QSB FILED NOVEMBER 15, 2000 WITH THE SEC.
ASSUMES CONVERSION OF ALL SERIES D CONVERTIBLE PREFERRED STOCK AND EXERCISE OF
ALL WARRANTS TO PURCHASE COMMON STOCK BENEFICIALLY OWNED BY SUCH REPORTING
PERSON, BUT WITHOUT GIVING EFFECT TO THE CONVERSION INTO COMMON STOCK OF ANY
SERIES D CONVERTIBLE PREFERRED STOCK OR WARRANTS TO PURCHASE COMMON STOCK HELD
BY OTHERS.



                                       5

---------- -----------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               THOMAS O. HICKS
---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS, USA
--------------------------------------------------- --------- --------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- --------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       3,750,000
--------------------------------------------------- --------- --------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- --------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       3,750,000
---------- -----------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,750,000
---------- -----------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
           EXCLUDES CERTAIN SHARES                                                                       [ ]

---------- -----------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9**

           25.19%
---------- -----------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- -----------------------------------------------------------------------------------------------------------


* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(B) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON.

** BASED ON THE COMPANY'S FORM 10QSB FILED NOVEMBER 15, 2000 WITH THE SEC. ASSUMES CONVERSION OF ALL SERIES D CONVERTIBLE PREFERRED STOCK AND EXERCISE OF ALL WARRANTS TO PURCHASE COMMON STOCK BENEFICIALLY OWNED BY SUCH REPORTING PERSON, BUT WITHOUT GIVING EFFECT TO THE CONVERSION INTO COMMON STOCK OF ANY SERIES D CONVERTIBLE PREFERRED STOCK OR WARRANTS TO PURCHASE COMMON STOCK HELD BY OTHERS.

ITEM 1.         NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                OFFICES

                 iParty Corp. (the "Company")
                 1457 VFW Parkway
                             West Roxbury, MA 02142

ITEM 2.         INFORMATION OF PERSON(S) FILING

                (a)     Name of Person(s) Filing (the "Filing Parties"):
                        -----------------------------------------------

  HMTF Holdings, a Delaware general partnership (f/k/a HMTF-iPC, LLC )
   ("Holdings");
  HMTF Fund V Tech Holdings, LLC, a Delaware limited liability company;
  Hicks, Muse, Tate & Furst Equity Fund V, L.P., a Delaware limited partnership HM5/GP LLC, a Texas limited liability company
  Thomas O. Hicks

                     Each of the Filing Parties disclaims beneficial ownership of all securities covered by this Schedule 13G not owned of record by it.

                (b)     Address of Principal Business Office:
                        ------------------------------------

                        The principal business address of the Filing Parties is 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

                (c)     Citizenship:
                        -----------

                        Each of the Filing Parties that is an entity is organized under the jurisdiction indicated in paragraph (a) of this
           Item 2. The Filing Party who is an individual is a United States citizen, state of Texas.

                (d)     Title of Class of Securities:
                        ----------------------------

                        Common Stock, $0.001 par value per share

                (e)     CUSIP Number:
                        ------------

                        46261R107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ]   Broker or dealer registered under Section 15 of the
                      Exchange Act

           (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act

           (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act

           (d)  [ ]   Investment company registered under Section 8 of the
                      Investment Company Act of 1940

           (e)  [ ]   An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E)

           (f)  [ ]   An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F)

           (g)  [ ]   A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G)

           (h)  [ ]   A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act

           (i)  [ ]   A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act

           (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box.
|_|

ITEM 4.         OWNERSHIP

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)         Amount Beneficially Owned:

                     3,750,000

         (b)         Percent of Class:

                     25.19%(1)

         (c)         Number of shares as to which such person has:

                     (i)       sole power to vote or to direct the vote:  0
                     (ii)      shared power to vote or to direct the vote:
                               3,750,0000
                     (iii) sole power to dispose or to direct the disposition of: 0
                     (iv) shared power to dispose or to direct the disposition of: 3,750,000


--------------------------
(1) Based on the Company's Form 10QSB filed November 15, 2000 with the SEC. Assumes conversion of all Series D Convertible Preferred Stock and exercise of all warrants to purchase common stock beneficially owned by such reporting person, but without giving effect to the conversion into common stock of any Series D Convertible Preferred Stock or warrants to purchase common stock held by others.

                     Filings made with the SEC by the Company during the year 2000 indicate that because of additional issuances by the Company of securities convertible into the Company's common stock, Holdings, as stockholder of record, is entitled to additional shares of the Company's common stock upon the conversion of the Series D Convertible Preferred Stock or exercise of warrants to purchase common stock, as the case may be, held by Holdings. Because Holdings has not received definitive notice of such adjustments from the Company, such adjustments are not reflected herein.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.        CERTIFICATION.

           (a)       N/A

           (b)       N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Date:  February 14, 2001


                                   HMTF HOLDINGS

                                   By:  HMTF Fund V Tech Holdings, LLC,
                                         its managing general partner

                                         /s/ David W. Knickel
                                         --------------------------------------
                                         David W. Knickel, Treasurer



                                   HMTF FUND V TECH HOLDINGS, LLC

                                   /s/ David W. Knickel
                                   --------------------------------------------
                                   David W. Knickel, Treasurer



                                   HICKS, MUSE, TATE & FURST EQUITY FUND V, L.P.

                                   By:   HM5/GP LLC, its general partner

                                         /s/ David W. Knickel
                                         --------------------------------------
                                         David W. Knickel, Treasurer



                                   HM5/GP LLC

                                   /s/ David W. Knickel
                                   --------------------------------------------
                                   David W. Knickel, Treasurer

                                                       *
                                   --------------------------------------------
                                   Thomas O. Hicks

                                   *By: /s/ David W. Knickel
                                        ---------------------------------------
                                        David W. Knickel, Attorney-in-Fact

                                  EXHIBIT INDEX


           99.1 Joint Filing Agreement dated February 14, 2001 among HMTF Holdings, HMTF Fund V Tech Holdings, LLC, Hicks, Muse, Tate & Furst Equity Fund V, L.P., HM5/GP LLC, and Thomas
                      O. Hicks*




-----------------------

*Filed herewith.